Exhibit 10.30

BELMONT HOLDINGS GX, INC.

BOOK VALUE RIGHTS PLAN - PERFORMANCE NOTICE OF BOOK VALUE RIGHTS GRANT

Terms defined in the Belmont Holdings GX, Inc. 2025 Book Value Rights (“BVRs”) Plan - Performance (the “Plan”), which is attached hereto as Exhibit A and herein incorporated by reference, shall have the same meanings in this Notice of Book Value Rights Grant (“Notice of Grant”).

Name: [.]

You (“Participant”) have been granted an award of BVRs, subject to the terms and conditions of the Plan and this Notice of Grant, as follows:

Total Number of BVRs Granted (“Grant Rights”):

BVRs “Grant Date”:

“Grant Year”:

[.] with an initial value of $[.]

[.]

2025

Vesting: Vesting of the Grant Rights is conditioned on satisfaction of the “Vesting Requirement” by the “Vesting Date”, both as defined herein.

(a)
(a) Normal Vesting. The “Vesting Requirement” will be satisfied as to sixteen and one-half percent (16.5%) of the Grant Rights on [.], 2026, sixteen and one-half percent (16.5%) of the Grant Rights on [.], 2027, and seventeen percent (17%) of the Grant Rights (collectively the “Time Grant Rights”) on March 6, 2028 collectively, the “Time Vesting Dates”).

The “Vesting Requirement” will be satisfied as to fifty percent (50%) of the Grant Rights (the “Performance Grant Rights”) upon the re-measurement of Actual Adjusted Accident Year Underwriting Income (“the Re-measured Adjusted Accident Year Underwriting Income”) for 2024 (the “Underwriting Year”), excluding corporate expenses, by an independent actuary.

To qualify for the Performance Grant Rights, Re-measured Adjusted Accident Year Underwriting Income for the Underwriting Year, excluding corporate expenses, must meet or exceed the Minimum Adjusted Accident Year Underwriting Income for the Underwriting Year as established by the Global Indemnity Group, LLC Board of Directors (the “Board”). If the Minimum Adjusted Accident Year Underwriting Income for the Underwriting Year is met or exceeded, (1) the final number of Performance Grant Rights that will vest will be calculated based on the Re-measured Adjusted Accident Year Underwriting Income for the Underwriting Year; (2) the number of Performance Grant Rights that will vest may be higher or lower than the amount specified in this Notice of Grant as determined by the Re-measured Adjusted Accident Year Underwriting Income for the Underwriting Year, but in no event will that number exceed the number that may be awarded for the Maximum Adjusted Accident Year Underwriting Income for the Underwriting Year as established by the Board; and

(3) the Performance Grant Rights shall vest on a date specified by the Board, but no later than March 15, 2028 (the “Performance Vesting Date”).

The Time Vesting Dates and Performance Vesting Date are subject to Participant’s continuous service with Belmont Holdings or its Affiliates and remaining in good standing through each applicable vesting date (collectively, the Time Vesting Dates and Performance Vesting Date are the “Normal Vesting Date”).

(b)
Accelerated Vesting: If a Change in Control occurs after the Grant Date and prior to the Normal Vesting Date, all unvested Grant Rights shall be deemed to have satisfied the “Vesting Requirement” on the business day immediately preceding the Closing Date with respect to such Change in Control (the “Accelerated Vesting Date”), subject to Participant’s continuous service with Belmont Holdings or its Affiliates and remaining in good standing through the Accelerated Vesting Date. The Performance Grant Rights are subject to the re-measurement conditions in (a) above and the re-measurement shall be made as of the last day of the completed calendar quarter immediately preceding the Accelerated Vesting Date and shall be completed no later than 75 days following the Accelerated Vesting Date.

(c)
Forfeiture: Notwithstanding the foregoing, upon the date of termination of Participant’s employment with Belmont Holdings or its Affiliates (i) for any reason or no reason, Participant shall forfeit any Grant Rights that remain unvested as of the date of termination, and such Grant Rights shall be cancelled for no consideration as of the date of termination and (ii) for Cause, Participant shall forfeit all then outstanding Grant Rights, whether or not vested, and such Grant Rights and Vested Awards shall be cancelled for no consideration as of the date of termination.

Payment: Payment in respect of a Vested Award shall be made in a cash lump sum (or, in the Administrator’s discretion, in Global A common stock of equal value as determined by the Administrator) with the amount of such payment to be an amount equal to the BVR Value multiplied by the number of Grant Rights in the Vested Award. Except for payments to Participants participating in the Deferred Payment Program with respect to an Award (in which case timing of the payment shall be subject to Section 7 hereof), payment in respect of a Vested Award shall be made as soon as practicable after the applicable Vesting Date (and in any event within 60 days after the Normal Vesting Date occurs and 75 days after an Accelerated Vesting Date occurs). Any and all such payments shall be conditioned upon Participant’s execution and delivery of a release of claims against Belmont Holdings and its Affiliates in the form and manner required by Belmont Holdings that becomes irrevocable in accordance with its terms no later than 60 days after the Vesting Date.

Example of Applicable Dates : For avoidance of doubt, the following is an example of applicable dates if the Normal Vesting Date applied to Grant Rights issued on March 6, 2025: the Grant Date would be March 6, 2025; the Grant Year would be 2025; the Underwriting Year would be 2024; 16.5% of the Grant Rights would vest on March 6, 2026, 16.5% of the Grant Rights would vest on March 6, 2027, 17% of the Grant Rights would vest on March 6, 2028, and 50% of the Grant Rights would vest no later than March 15, 2028; BVPS would be calculated as of December 31, 2025, December 31, 2026, and December 31, 2027; payment of 16.5% of the Grant Rights would be made no later than May 5, 2026, payment of 16.5% of the Grant Rights would be made no later than May 5, 2027, payment of 17% of the Grant Rights would be made no later than May 5, 2028, and payment of 50% of the Grant Rights would be made no later than May 14, 2028.

By Participant’s acceptance hereof (whether written, electronic or otherwise), Participant agrees, to the fullest extent permitted by law, that Participant has read and understands this Notice of Grant and the Plan.

By Participant’s acceptance hereof (whether written, electronic or otherwise), Participant agrees, to the fullest extent permitted by law, that in lieu of receiving documents in paper format, Participant accepts the electronic delivery of any documents Belmont Holdings, or any third party involved in administering the Plan which Belmont Holdings may designate, may deliver in connection with this grant (including the Plan, this Notice of Grant, account statements, or other communications or information) whether via Belmont Holdings’ intranet or the Internet site of such third party or via email or such other means of electronic delivery specified by Belmont Holdings.

* * *

By Participant’s acceptance hereof (whether written, electronic or otherwise), Participant and Belmont Holdings agree that this BVR award is granted under and governed by the terms and conditions of the Plan and this Notice of Grant. In the event of a conflict between the terms of this Notice of Grant and the Plan, the Notice of Grant shall prevail.

PARTICIPANT BELMONT HOLDINGS GX, INC.

Participant By: Evan Kasowitz

Title: President

EXHIBIT A

BELMONT HOLDINGS GX, INC.

BOOK VALUE RIGHTS PLAN - PERFORMANCE

1.
Purpose. The purpose of this Belmont Holdings GX, Inc. 2025 Book Value Rights (“BVRs”) Plan – Performance (the “Plan”) is to allow employees of Belmont Holdings GX, Inc. (“Belmont Holdings”) or its Affiliates to receive incentive compensation in respect of the consolidated book value per share of the common stock of Belmont Holdings (“BH Stock”) as further provided herein.

The BVR grants will be made for a variety of reasons, including for a prior or future year’s performance (a “Performance Year”), or as part of an employment offer or employment agreement, or for an outstanding achievement. The Plan itself does not describe in detail all the variables and adjustments that may be involved in a grant, but, instead, contains provisions that will apply to a particular grant if, and to the extent that, there are not provisions to the contrary in the applicable Notice of Grant, accepted offer of employment or employment agreement.

2.
Definitions. When used herein, the following terms shall have the following meanings:

“Accelerated Vesting Date” has the meaning set forth in Section 5(d) hereof. “Administrator” means the Board or a committee thereof as provided by the

Board, with all determinations and decisions made by the Administrator hereunder to be made in its sole discretion.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person.

“Award“ means a grant to a Participant of Grant Rights under and subject to the terms and conditions of the Plan and the applicable Notice of Grant or, if no Notice of Grant has been issued, as may be awarded under an accepted employment offer or employment agreement.

“Board” means the Board of Directors of Global.

“Book Value Per Share” or “BVPS” means, for Belmont Holdings, as of any specified date, (i) Belmont Holdings’ consolidated book value (determined in accordance with GAAP) as of such specified date and after deduction for all current and reserved payments to employees (in the form of salary, bonus, BVRs, and all other)) divided by (ii) the total number of Belmont Holdings “shares” deemed to be outstanding pursuant to the Plan on such specified date. BVPS shall be adjusted to give effect to certain changes in the capital structure of Belmont Holdings as set forth in Section 10 “Capital Adjustment” below.

“Book Value Right“ or “BVR” means a contractual right, subject to the terms and conditions of the Plan and the Notice of Grant, to a payment in a cash lump sum (or, in the Administrator’s discretion, shares of Global A common stock of equal value, with the value of such common stock to be determined by the Administrator ) with such payment to be equal to BVPS as of the applicable Final Valuation Date (the “BVR Value”).

“BVR Value” has the meaning set forth at the end of the Book Value Right definition.

“Cause” shall have the meaning set forth in a Participant’s employment agreement or offer letter with Belmont Holdings or its Affiliates or, if “Cause” is not defined in such a document or if such a document does not exist, “Cause” shall mean: (1) the Participant’s indictment for any felony or indictment for any other criminal offense, other than a misdemeanor traffic offense; (2) the Participant’s engagement in any act involving gross misconduct, dishonesty, or disloyalty that is materially injurious to Belmont Holdings or any of its Affiliates;

(3) the Participant’s willful and continued breach of, or failure substantially to perform under or comply with, any of the material terms and covenants of the Participant’s employment agreement, offer letter or restrictive covenant agreement with Belmont Holdings or any of its Affiliates; (4) the Participant’s willful and continued breach of, or refusal or failure substantially to perform under, any policy or reasonable performance goals set by Belmont Holdings or its Affiliates with respect to the Participant’s job duties or responsibilities, the operation of Belmont Holdings’ or its Affiliate’s business and affairs, or the management of Belmont Holdings’ or its Affiliate’s employees; or (5) the Participant commits or has committed (or is reasonably believed by Belmont Holdings to have committed) a breach of any laws or regulations which may affect or relate to the conduct of Belmont Holdings’ or its Affiliate’s business; provided, however, that with respect to (3) and (4) above, the Participant will be provided notice of any misconduct and/or breach constituting Cause and given reasonable opportunity (not to exceed 30 days) to cure the misconduct and/or breach (unless such misconduct and/or breach is determined by Belmont Holdings not to be susceptible to cure, in which case termination shall be deemed to be immediate), and provided further that such thirty (30) day cure period shall only be available for the first such misconduct and/or breach of the same or substantially similar type and subsequent misconduct and/or breach of the same or substantially similar type shall constitute Cause without regard to the Participant’s subsequent cure of same.

“Change in Control” means:

(a)
the acquisition of all or substantially all of the assets of Global by a “person” (as such term is defined in Section 3(a)(9) of the U.S. Securities Exchange Act of 1934, as amended, and such term is used in Section 13(d)(3) and 14(d)(2) of such Act) or a group of “persons” which is not an Affiliate of Fox Paine & Company, LLC, the members thereof, or Fox Paine Capital Fund II, L.P. (an “Unaffiliated Person”);
(b)
a merger, consolidation, statutory share exchange or similar form of corporate transaction involving Global after which the resulting entity is controlled by an Unaffiliated Person;
(c)
the acquisition by an Unaffiliated Person of sufficient voting shares of Global to cause the election of a majority of the members of the Board; or

(d)
the acquisition of substantially all of the equity interest in Belmont Holdings by an Unaffiliated Person.

Notwithstanding the foregoing, any transaction the sole purpose of which is to change the state of incorporation of Global or to create a holding company that will be owned in substantially the same proportions by the persons who held Global’s securities immediately before such transaction will not constitute a Change in Control. In addition, in respect of each Award that constitutes deferred compensation under Section 409A of the Code, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Change in Control shall be deemed to have occurred with respect to such Award only if a change in the ownership or effective control of Global or a change in ownership of a substantial portion of the assets of Global shall also be deemed to have occurred under Section 409A of the Code.

“Closing Date” means the date of the consummation of a Change in Control. “Code“ means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

“Deferred Payment Program” means the provisions of Section 7 hereof.

“Final Valuation Date” means December 31 of the calendar year preceding the applicable Vesting Date in the case of a Normal Vesting Date, and the last business day of the calendar quarter immediately preceding the Closing Date in the case of an Accelerated Vesting Date.

“Global” means Global Indemnity Group, LLC.

“Grant Date” means the date of grant of an Award. See also section 5(a). “Grant Rights” means the total number of BVRS granted.

“Grant Year” means the calendar year in which the Grant Date occurs.

“Initial Valuation Date” means December 31 of the calendar year immediately preceding the Grant Year.

“Normal Vesting Date” has the meaning set forth in Section 5(b) hereof. “Notice of Grant” means the written agreement that sets forth the terms and conditions applicable to an Award, including number of BVRs, and applicable vesting requirements.

“Participant” means any employee of Belmont Holdings or any of its Affiliates selected by the Administrator to receive an Award under the Plan upon recommendation by the Nomination, Compensation & Governance Committee of the Board.

“Person“ means an individual, trust, estate, or any incorporated or unincorporated organization or entity.

“Performance Vesting Date” has the meaning set forth in Section 5(b) hereof. “Separation from Service” has the meaning set forth in Section 409A(a)(2)(A)(i)

of the Code and Treas. Reg. Section 1.409A-1(h) including the default presumptions thereunder.

“Time Vesting Dates” has the meaning set forth in Section 5(b) hereof. “Underwriting Year” means the calendar year immediately preceding the Grant

Year.

“Vested Award” means any Award (or portion thereof) with respect to which the applicable Vesting Requirement has been satisfied in accordance with the terms and conditions set forth in the applicable Notice of Grant (the date on which such requirements are satisfied is the “Vesting Date”).

“Vesting Date” also means the first to occur of the Normal Vesting Date and the Accelerated Vesting Date.

“Vesting Requirement” means Participant’s continuing employment in good standing with Belmont Holdings or any of its Affiliates through the Vesting Date.

3.
Administration. The Plan shall be administered by the Administrator. Subject to the provisions of the Plan, the Administrator shall have the authority to:
(a)
select Participants upon recommendation by the Nomination, Compensation & Governance Committee of the Board;
(b)
determine the amount and terms of any Award; and
(c)
establish from time to time regulations for the administration of the Plan, interpret the Plan, accelerate the payment of an Award to the extent permitted by Section 409A of the Code, waive any conditions with respect to an Award (including vesting), delegate in writing administrative matters to other Persons, as appropriate, and make such other determinations and take such other action as it deems necessary or advisable for the administration of the Plan.

All decisions, actions and interpretations of the Administrator shall be final, conclusive and binding upon all Participants and their beneficiaries. No member of the Board or any committee thereof shall participate in any determination relating to Awards granted to such member.

4.
Grant of Awards. Each Award shall be evidenced by a Notice of Grant, accepted employment offer, or employment agreement that specifies the number of BVRs granted. The Award shall be subject to the terms of the Plan and the Notice of Grant and may be subject to any other terms that are approved the Administrator, even if different from the terms

of the Plan. A grant of an Award under the Plan is in addition to any other compensation paid to the Participant by Belmont Holdings and its Affiliates.

In the event of a conflict between the terms of a specific Award approved by the Administrator and this Plan, the terms of the specific Award shall prevail. In the event of a conflict between the Plan and a Notice of Grant, the Notice of Grant shall prevail. In the event of a conflict between the terms of an accepted employment offer or employment agreement approved by the Administrator and the terms of this Plan or Notice of Grant, the terms of the accepted employment offer or employment agreement shall prevail.

5.
Terms and Conditions.
(a)
Grant Date. Unless otherwise provided in a Participant’s accepted employment offer or employment agreement, Participants and amounts of Awards in any year shall be determined by the Administrator no later than the end of March of the Grant Year (the “Grant Date”). The vesting commencement date for each Award shall be January 1st of the Grant Year, unless otherwise determined by the Administrator.
(b)
Normal Vesting. Unless otherwise provided in a Participant’s applicable accepted employment offer, employment agreement, or Notice of Grant, sixteen and one-half percent (16.5%) of the Grant Rights vest on the first-year anniversary of the Grant Date, sixteen and one-half percent (16.5%) of the Grant Rights vest on the second-year anniversary of the Grant Date, and seventeen percent (17%) of the Grant Rights vest on the third-year anniversary of the Grant Date (collectively, the “Time Vesting Dates”). The “Vesting Requirement” will be satisfied as to fifty percent (50%) of the Grant Rights (the “Performance Grant Rights”) upon the re-measurement of Actual Adjusted Accident Year Underwriting Income (“the Re-measured Adjusted Accident Year Underwriting Income”) for the calendar year immediately preceding the Grant Year (the “Underwriting Year”), excluding corporate expenses, by an independent actuary. To qualify for the Performance Grant Rights, Re-measured Adjusted Accident Year Underwriting Income for the Underwriting Year, excluding corporate expenses, must meet or exceed the Minimum Adjusted Accident Year Underwriting Income for the Underwriting Year as established by the Board. If the Minimum Adjusted Accident Year Underwriting Income for the Underwriting Year is met or exceeded, (1) the final number of Performance Grant Rights that will vest will be calculated based on the Re-measured Adjusted Accident Year Underwriting Income for the Underwriting Year; (2) the number of Performance Grant Rights that will vest may be higher or lower than the amount specified in a Notice of Grant as determined by the Re-measured Adjusted Accident Year Underwriting Income for the Underwriting Year, but in no event will that number exceed the number that may be awarded for the Maximum Adjusted Accident Year Underwriting Income for the Underwriting Year as established by the Board; and (3) the Performance Grant Rights shall vest on a date specified by the Board, but no later than the third March 15 following the end of the Grant Year (the “Performance Vesting Date”). The Time Vesting Dates and Performance Vesting Date are subject to Participant’s continuous service with Belmont Holdings or its Affiliates and remaining in good standing through each applicable vesting date (collectively, the Time Vesting Dates and Performance Vesting Date are the “Normal Vesting Date”).
(c)
Termination of Employment. Notwithstanding anything to the contrary herein, unless otherwise provided in a Participant’s applicable Notice of Grant, upon the date of termination of Participant’s employment with Belmont Holdings or any of its Affiliates, the Participant shall forfeit without any consideration any portion of the Participant’s Awards that have not vested as of the date of termination, and Belmont Holdings shall have no obligation to make, and Participant shall have no rights to receive, payments with respect to such unvested portion of the Participant’s Awards. Upon a Participant’s termination of employment with Belmont Holdings or its Affiliates for Cause, the Participant shall forfeit without any consideration the entirety of Participant’s then outstanding Awards, whether vested or unvested, and Belmont Holdings shall have no obligation to make, and Participant shall have no rights to receive, payments with respect to any portion of Participant’s then outstanding Awards.
(d)
Accelerated Vesting. Unless otherwise provided for in a Participant’s applicable Notice of Grant, if a Closing Date occurs after the applicable Grant Date and prior to the applicable Normal Vesting Date, and while the Participant remains in continuous service in good standing with Belmont Holdings or its Affiliates, the Participant’s Awards shall be deemed to have become vested on the business day immediately preceding such Closing Date (the “Accelerated Vesting Date”). The Performance Grant Rights are subject to the re-measurement conditions in (b) above and the re-measurement shall be made as of the last day of the completed calendar quarter immediately preceding the Accelerated Vesting Date and shall be completed no later than 75 days following the Accelerated Vesting Date.
6.
Payment. Payment in respect of Vested Awards shall be made in a cash lump sum (or, in the Administrator’s discretion, in Global A common stock of equal value as determined by the Administrator) with the amount of such payment to be an amount equal to the BVR Value multiplied by the number of Grant Rights in the Vested Award. Except for payments to Participants participating in the Deferred Payment Program with respect to an Award (in which case timing of the payment shall be subject to Section 7 hereof), payment in respect of a Vested Award shall be made as soon as practicable after the applicable Vesting Date (and in any event within 60 days after the Normal Vesting Date occurs and within 75 days after an Accelerated Vesting Date occurs). Any and all such payments shall be conditioned upon Participant’s continued employment and execution and delivery of a release of claims against Belmont Holdings and its Affiliates in the form and manner required by Belmont Holdings that becomes irrevocable in accordance with its terms no later than 60 days after the Vesting Date.
7.
Deferred Payment Program. The Administrator may designate up to fifteen percent (15%) of Participants at any time as eligible to participate in the “Deferred Payment Program” described in this Section 7 by specifying in the applicable Notice of Grant such eligibility and any additional terms and conditions that shall apply to such participation. Each Participant in the Deferred Payment Program may make an irrevocable election to defer payment of the Award, provided that the Participant makes the election not later than the last day of the calendar year prior to the calendar year in which the Grant Date occurs or such other time as may be required to avoid the imposition of a tax under Section 409A of the Code (the “Deferred Payment Election”). Such Deferred Payment Election shall provide for deferral of payment until the earliest of (i) the Participant’s Separation from Service, (ii) the deferred payment date specified in the applicable Notice of Grant or other applicable deferral election form (subject to any subsequent deferral election made in accordance with the requirements of

Section 409A of the Code), (iii) the Participant’s death, (iv) the Participant’s disability within the meaning of Section 409A of the Code and (v) the occurrence of a Change in Control within the meaning of Section 409A of the Code.

8.
Release Requirement. Notwithstanding anything herein to the contrary, no payment shall be made to a Participant pursuant to an Award unless the Participant (or the Participant’s executor or personal representative) executes and delivers a release of claims against Belmont Holdings and its Affiliates in the form and manner required by Belmont Holdings that becomes irrevocable in accordance with its terms no later than 60 days after the applicable Vesting Date. If any payments under this Plan could commence or be made in more than one taxable year based on when the Participant executes such release, then to the extent required to avoid the imposition of tax under Section 409A of the Code, any amounts that otherwise would have been paid in such first taxable year instead shall be paid on the first payroll day in the second of such two taxable years.
9.
Transferability of Award. No Award and no right arising under such Award shall be transferable other than by will or by the laws of descent and distribution, except in accordance with the Plan or a Notice of Grant. Awards shall not be subject to any claim of a creditor of a Participant and shall be free from attachment, garnishment or any other legal or equitable process available to any creditor of a Participant.
10.
Capital Adjustment. In the event of a dividend paid by Belmont Holdings, holders of BVRs will have credited to their BVRs a per-share equivalent amount of the dividend, which will be paid in cash at the time of payment of the underlying BVRs. For purposes of the Plan, capital contributions to Belmont Holdings by Global will be deemed to have been made at a valuation of 1.0x BVPS on the contribution date and will create added “shares” to be used in calculating BVPS. In the event of a reorganization, recapitalization, stock split, reverse stock split, split up, spinoff or other like change in the capital structure of Belmont Holdings, in order to prevent dilution or enlargement of each Participant's rights the Administrator may, in an equitable manner, adjust the number of Awards and payments that may be made pursuant to the Awards and make any other appropriate adjustments in the terms of the Awards and Plan to reflect such changes or distributions. Any capital adjustment terms in a Participant’s employment agreement, if any, shall supersede this Section 10.
11.
Plan and Awards Not to Confer Rights with Respect to Continuance of Employment or Relationship. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to continue such Participant’s relationship with Belmont Holdings or any of its Affiliates, nor shall it give any Participant the right to be retained in the employ or service of Belmont Holdings or any of its Affiliates, or interfere in any way with the right of Belmont Holdings or any of its Affiliates to terminate any Participant’s employment or relationship, as the case may be, at any time with or without cause.
12.
No Claim or Right Under the Plan. No employee of Belmont Holdings or any of its Affiliates, as the case may be, shall at any time have the right to be selected as a Participant in the Plan nor, having been selected as a Participant and granted an Award, to be granted any additional Award.
13.
Restrictive Covenants.

(a)
Non-Solicitation. By accepting an Award under the Plan, a Participant agrees and covenants that, during the period that Participant provides services to Belmont Holdings or its Affiliates and for a one (1) year period following the termination thereof, Participant will not, directly or indirectly, (i) solicit, hire or recruit, or attempt to solicit, hire or recruit, for employment or any other working arrangement (including independent contractor or consultant relationships) (y) any employee or then currently active independent contractor of Belmont Holdings or its Affiliates, or (z) any person who was an employee or independent contractor of Belmont Holdings or its Affiliates in the six (6) months before the date of termination of the Participant’s services to Belmont Holdings or its Affiliates (any such individual referred to in (y) and (z), a “Covered Service Provider”), or (ii) induce or attempt to induce any Covered Service Provider to terminate his or her employment or contracting relationship with Belmont Holdings or its Affiliates. Notwithstanding the foregoing, the provisions of this Section 13(a) shall not apply to the solicitation, hiring or recruitment of a Covered Service Provider who (i) contacts a Participant on his or her own initiative without any direct or indirect solicitation by, or encouragement from, the Participant, (ii) has ceased to be employed or engaged by Belmont Holdings and its Affiliates for a six (6) month period prior to commencement of employment or engagement discussions between such Covered Service Provider and such Participant, unless such cessation of employment or engagement is caused by or is attributable to any action by such Participant taken in violation of this Section 13(a), or (iii) responds to any bona fide public advertisement placed by a Participant (whether posted on a public site on the Internet or in a newspaper, magazine or other publication), including any recruitment efforts conducted by any recruitment agency, provided that such Participant has not specifically targeted such Covered Service Provider by such efforts. Any non-solicitation terms in a Participant’s employment agreement, if any, shall supersede this Section 13(a).
(b)
Non-Disparagement. By accepting an Award under the Plan, a Participant agrees and covenants that the Participant will not at any time make, publish or communicate to any Person or in any public forum any defamatory or disparaging remarks, comments, or statements concerning Belmont Holdings or its Affiliates or their respective businesses, or any of their respective employees, officers, directors or existing and prospective customers, suppliers, investors and other associated third parties. This Section 13(b) does not, in any way, restrict or impede a Participant from exercising the Participant’s rights under applicable law, including a Participant’s rights under Section 7 of the National Labor Relations Act or any other protected rights to the extent that such rights cannot be waived by agreement, nor does this Section 13(b) restrict or impede a Participant from complying with any applicable law, regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed what is required by such law, regulation or order. A Participant shall promptly provide written notice of any such order pursuant to Section 19 hereof within two (2) business days of receiving such order, but in any event sufficiently in advance of making any disclosure, to permit Belmont Holdings or its Affiliates to contest the order or seek confidentiality protections, as determined in Belmont Holdings’ or its Affiliates’ sole discretion. Any non-disparagement terms in a Participant’s employment agreement, if any, shall supersede this Section 13(b).
14.
Payment not Salary. Awards are intended to constitute “bonuses” under

U.S. Department of Labor Regulation Section 2510.3-2(c), and the Plan is not an “employee pension benefit plan” within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended. Except to the extent a plan otherwise provides, any amounts payable under the Plan shall not be deemed salary or other compensation to Participant or beneficiary for the purposes of computing benefits to which the Participant or beneficiary may be entitled under any pension plan or other arrangement of Belmont Holdings or any of its Affiliates.

15.
Taxes. Belmont Holdings shall have the right to withhold or cause to be withheld any applicable withholding taxes from any payment due in respect of or transfer made with respect to an Award or any payment or transfer with respect to an Award or otherwise under the Plan (in each case up to the maximum individual statutory withholding rates in Participant’s applicable jurisdictions) and to take such action as may be necessary in the option of Belmont Holdings to satisfy all obligations for the payment of such taxes.
16.
Section 409A. The Plan is intended to comply with, or be exempt from, the requirements of Section 409A of the Code and shall be interpreted to comply with such requirements to the extent necessary to avoid the imposition of a tax under Section 409A of the Code. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six-month period immediately following a Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s employment termination date (or death, if earlier). While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the imposition of any taxes under Section 409A of the Code, in no event whatsoever shall Belmont Holdings or any of its Affiliates be liable for any additional tax, interest, or penalties that may be imposed on any Person as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.
17.
No Liability of Administrator. The Administrator shall not be personally liable by reason of any contract or other instrument executed by the Administrator or on its behalf or for any mistake of judgment made in good faith, and Belmont Holdings shall indemnify and hold harmless the Administrator and each employee, officer or director of Belmont Holdings to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of Belmont Holdings) arising out of any act or omission to act in connection with the Plan unless such act arises out of such Person’s own fraud or willful misconduct.
18.
Amendment or Termination. The Administrator may, with prospective or retroactive effect, amend, suspend or terminate the Plan and the Notice of Grant or any portion thereof at any time and for any reason; provided, however, that no amendment, suspension, or termination, without the consent of the Participant, shall affect adversely any then-outstanding Award. Notwithstanding anything in the Plan or any Notice of Grant to the contrary, Belmont Holdings shall have the full discretion to revise, amend or terminate the Plan or any Notice of Grant, in whole or in part, to the extent Belmont Holdings deems necessary or advisable to avoid the application of an acceleration or additional tax under Section 409A of the Code or any applicable regulatory guidance issued thereunder.

19.
Notices. All notices and other communications provided for or permitted hereunder to Belmont Holdings or a Participant shall be deemed to be sufficient if contained in a written instrument and shall be deemed to have been duly given when delivered in person, by email, by nationally-recognized overnight courier or by first-class registered or certified mail, postage prepaid and return receipt requested, addressed to such Person at the address set forth below or such other address as may hereafter be designated in writing by Belmont Holdings or a Participant, respectively, in accordance with this Section 19:

If to Belmont Holdings, to: Belmont Holdings GX, Inc.

Three Bala Plaza East, Suite 300, Bala Cynwyd, PA 19004

Attention: Legal Department E-mail: legal@gbli.com

If to the Participant, to:

The most recent address listed in the personnel records of Belmont Holdings or its Affiliates.

All such notices, requests, consents and other communications shall be deemed to have been delivered (i) in the case of personal delivery or email on the date of such delivery; (ii) in the case of use of a nationally-recognized overnight courier, on the next business day; and (iii) in the case of registered or certified mail, on the third business day following such mailing.

20.
Belmont Holdings Obligations. Belmont Holdings shall have no obligation of any nature whatsoever to a Participant under the Plan, except as otherwise expressly provided herein.
21.
Successors and Assigns. The Plan and the Notice of Grant shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and permitted assigns, except that the Participant may not assign any of his or her rights or obligations under the Plan or the Notice of Grant without the prior written consent of Belmont Holdings. Belmont Holdings may assign its rights, together with its obligations, only to another entity which will succeed to all or substantially all of the assets and business of Belmont Holdings.
22.
Rights as Shareholder; Dividend Equivalents. An Award is not an equity interest in Belmont Holdings or its Affiliates (including Global) and does not entitle a Participant to any voting or any other rights as a shareholder in any such entity, including any rights to dividends, dividend equivalents or distributions except to the extent otherwise provided in Section 10 hereof.
23.
Unfunded Plan. The Plan shall not be construed to require Belmont Holdings to fund any of the benefits payable under the Plan or to set aside or earmark any monies or other assets specifically for payments under the Plan. The Plan is “unfunded,” and all payments shall be paid by Belmont Holdings solely out of its general assets. Participants shall not have any interest in any specific asset of Belmont Holdings as a result of the Plan. Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship amongst Belmont Holdings, the Administrator and the Participants or any other Person. To the extent that any Person acquires a right to receive payments from Belmont Holdings under the Plan, such right shall be no greater than the right of any unsecured general creditor of Belmont Holdings.

24.
Titles and Headings. The titles and headings preceding the sections of the Plan have been inserted solely as a matter of convenience and shall not in any manner define or limit the scope or intent of any provision of the Plan.
25.
Governing Law; Dispute Resolution. The Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of New York, without reference to conflict of laws principles. All disputes, controversies or claims arising out of or in connection with this Plan shall be resolved by confidential binding “baseball” type arbitration before one arbitrator in Philadelphia, Pennsylvania under the auspices of JAMS, with each side responsible for its own attorneys’ fees and other related expenses.
26.
Construction. Wherever appropriate herein: the masculine shall mean the feminine and the singular shall mean the plural or vice-versa; and the term “including” means “including, without limitation.”
27.
Severability. In the event that any one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein or the Notice of Grant, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the other remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.
28.
Entire Agreement. This Plan together with an applicable Notice of Grant (the terms of which are hereby incorporated by reference) are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings relating to such subject matter, other than those set forth or referred to herein. This Plan and Notice of Grant supersede all prior agreements and understandings between the parties hereto with respect to such subject matter.
29.
Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Plan and Notice of Grant and the consummation of the transactions contemplated hereby.